Execution Version
TERMINATION AGREEMENT
This Termination Agreement, dated as of August 15, 2025 (the “Termination Agreement”), is by and among Inspirato Incorporated, a Delaware corporation (the “Company”), Inspirato LLC, a Delaware limited liability company (“Inspirato LLC”), the subsidiaries of the Company set forth on the signature pages hereto (the “Subsidiary Guarantors”), Oakstone Ventures, Inc., a Delaware corporation (the “Holder”), and Capital One Services, LLC, a Delaware limited liability company (“Capital One”, and together with the Company, Inspirato LLC, the Subsidiary Guarantors and the Holder, the “Parties”, and each, a “Party”).
WHEREAS, the Company and the Holder have entered into that certain Investment Agreement, dated as of August 7, 2023 (the “Investment Agreement”) pursuant to which the Company issued to the Holder an 8% Senior Secured Convertible Note (the “Note”) in the form attached to the Investment Agreement;
WHEREAS, in connection with the issuance of the Note, the Company, the Subsidiary Guarantors and the Holder, as Collateral Agent, have entered into that certain Guarantee and Collateral Agreement, dated as of September 29, 2023 (the “Guarantee Agreement”);
WHEREAS, in connection with the Investment Agreement, Inspirato LLC and Capital One have entered into that certain Master Services Agreement, dated September 29, 2023 (the “Master Services Agreement”) and a related Statement of Work dated the same date (the “Statement of Work”);
WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of June 25, 2025, with its subsidiary RR Merger Sub, Inc., a Delaware corporation, and Buyerlink, Inc., a Delaware corporation (the “Merger Agreement”); and
WHEREAS, the Parties desire to terminate the Investment Agreement, the Note, the Guarantee Agreement, the Master Services Agreement and the Statement of Work (collectively, and together with all agreements and instruments ancillary thereto, the “Capital One Agreements”) contemporaneously with the closing of the “Merger” (as that term is defined in the Merger Agreement) on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Payment of Payoff Amount and Termination of Agreements. Effective simultaneously with, and subject to, the closing of the Merger on the terms set forth in the Merger Agreement (the date on which such closing occurs being referred to herein as the “Termination Date”), (a) the Company will pay to the Holder, in immediately available funds and immediately upon the occurrence of the Termination Date, twenty million dollars ($20,000,000) (the “Payoff Amount”), such payment to be made to an account identified on Schedule A hereto by the Holder to the Company and (b) subject to and contingent upon the Holder’s receipt of the Payoff Amount, each of the Capital One Agreements shall be automatically terminated in their entirety with no further force or effect and, without limitation of the foregoing, all liabilities, obligations and indebtedness of the Parties thereto (other than liabilities or obligations that expressly survive the termination of the Note pursuant to the terms thereof) under the Note shall be released, discharged and satisfied in full.
2.Actions Following the Termination Date. Reasonably promptly following the Termination Date and subject to and contingent upon the Holder’s receipt of the Payoff Amount, the Holder will (a) return the Note to the Company and (b) (i) file, or authorize the Company to file, with the appropriate authority UCC termination statements to terminate any UCC filing statements filed pursuant to the Note, the Guarantee Agreement or any other Capital One Agreement, (ii) execute and deliver to the Company (or its designee) in recordable form, customary mortgage releases reasonably requested and provided by the Company, and the Company (or its designee) is authorized to file such releases with the appropriate authority upon such execution and delivery by the Holder, (iii) deliver to the Company (or its designee, including Davis Graham & Stubbs LLP) all original stock certificates, promissory notes and all other collateral in the Holder’s possession and (iv) at the expense of the Company, take such additional steps as may from time to time reasonably be requested by or on behalf of the Company to evidence the release of any collateral from any mortgages, liens, pledges, assignments or security interests in favor of the Holder under any of the Capital One Agreements.
3.Mutual Release.
(a)Subject to and contingent upon the occurrence of the Termination Date and the Holder’s receipt of the Payoff Amount, and in consideration of the covenants, agreements, and undertakings of the Parties under this Termination Agreement, each of the Holder and Capital One, on the one hand (the “Capital One Parties”) and the Company, Inspirato LLC and the Subsidiary Guarantors, on the other hand (the “Inspirato Parties”), on behalf of themselves and their respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors, and assigns (collectively, “Releasors”) hereby releases, waives, and forever discharges the other Parties and their respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, permitted successors, and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this Termination Agreement arising out of or relating to the Capital One Agreements, except for any Claims relating to rights and obligations preserved by, created by, or otherwise arising out of this Termination Agreement (including liabilities or obligations that expressly survive the termination of the Note pursuant to the terms thereof).
(b)Each Party, on behalf of itself and each of its respective Releasors, understands that it may later discover Claims or facts that may be different than, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained in this Section 3, and which, if known at the time of signing this Termination Agreement, may have materially affected this Termination Agreement and such Party’s decision to enter into it and grant the release contained in this Section 3. Nevertheless, the Releasors intend to fully, finally and forever settle and release all Claims that now exist, may exist or previously existed, as set forth in the release contained in this Section 3, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts. The Releasors expressly, knowingly, and intentionally waive any and all rights, benefits, and protections of any other state or federal statute or common law principle limiting the scope of a general release.
4.Representations and Warranties.
(a)Each of the Inspirato Parties represents to each of the Capital One Parties, and each of the Capital One Parties represents to each of the Inspirato Parties, that:
(i)It has the full right, organizational power, and authority to enter into this Termination Agreement and to perform its obligations hereunder.
(ii)The execution of this Termination Agreement by the individual whose signature is set forth at the end of this Termination Agreement on behalf of such Party, and the delivery of this Termination Agreement by such Party, have been duly authorized by all necessary organizational action on the part of such Party.
(iii)This Termination Agreement has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Parties hereto) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors’ rights generally or the effect of general principles of equity.
(iv)It has neither assigned nor transferred any of the Claims released herein to any person or entity and no person or entity has subrogated to or has any interest or rights in any Claims.
(b)The Capital One Parties represent to the Inspirato Parties that the Holder is the sole record and beneficial owner of the Note and that the Capital One Parties have not, prior to the date hereof, sold, assigned, pledged, transferred, encumbered or otherwise disposed of (collectively, “Transferred” and each a “Transfer”) the Note or any interest or participation therein or in any of the other Capital One Agreements to any other person or entity.
5.Actions with Respect to the Note.
(a)The Capital One Parties agree that until such time as this Termination Agreement is terminated pursuant to Section 7, they will not, directly or indirectly, (i) Transfer the Note or any interest or participation therein, (ii) exercise any remedies under any Capital One Agreement unless an “Event of Default” (as defined in the Note) specified in Sections 7.1(e), (f), (g), (i), (j) or (k) of the Note occurs; provided that, in the event of any “Event of Default” (as defined in the Note) resulting from fraud by the Company or its affiliates or subsidiaries, the Capital One Parties shall be entitled to exercise any and all rights and remedies available to them under any Capital One Agreement or under law; provided further that the Company and its affiliates and subsidiaries shall comply with the first sentence of Section 4.1 of the Merger Agreement or (iii) exercise any conversion rights under Article 4 of the Note.
(b)If this Termination Agreement is terminated pursuant to Section 7, the Inspirato Parties agree that the Capital One Parties may immediately initiate a process to sell or transfer the Note and/or interests therein, and in connection with such sale or transfer, the Inspirato Parties shall promptly (and in any event, no later than 5 days after any request to take any such action) (i) provide any information that is reasonably requested by potential purchasers of the Note who execute and deliver a non-disclosure agreement in substantially the form attached hereto as Exhibit A (or as otherwise consented to by Inspirato, who shall use commercially reasonable efforts to engage in negotiations with any potential purchaser in respect of any such non-disclosure agreement, and whose consent shall not be unreasonably withheld, conditioned or delayed), which agreement shall be deemed to comply with the requirements for a non-disclosure agreement as set forth in Section 4.13 of the Investment Agreement, (ii) to the extent requested by the Capital One Parties or any potential purchaser, (x) issue a new note for the benefit of the potential purchaser, which shall otherwise contain identical terms as the Note and (y) facilitate the replacement or appointment of any customary agents (including replacement of any collateral agent), and (iii) take any and all other actions requested by the Capital One Parties, in their sole discretion, to facilitate such a sale (including, without limitation, to transfer the rights and registrations associated with the credit support provided in connection with the Note); provided that no such actions shall increase the obligations (which, for the avoidance of doubt, does not include the reissuance of the Note or any obligations which increase pursuant to the terms thereof), or impair the rights, of any Inspirato Party under or pursuant to any Capital One Agreement.
(c)Notwithstanding anything to the contrary herein or in the Capital One Agreements, this Section 5 shall survive the termination of this Termination Agreement.
6.Reinstatement.
(a)    The Inspirato Parties acknowledge and agree that their and their subsidiaries’ obligations and liabilities under the Note shall be reinstated with full force and effect, if at any time on or after the Termination Date, all or any portion of the Payoff Amount paid to the Capital One Parties is voided or rescinded or must otherwise be returned to the Company or any third party upon the Company’s insolvency, bankruptcy or reorganization or otherwise, all as though such payment had not been made.
7.Miscellaneous.
(a)All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (with tracking); or (iii) on the date sent by email (with confirmation of transmission), if sent during normal business hours on a business day (or on the next business day if sent after hours or on a non-business day). All communications shall be sent to the addresses set forth below (or to such other address as may be designated by a Party by written notice):
(b)If to the Company or Inspirato LLC:
(c)Inspirato Incorporated

(d)1544 Wazee Street
(e)Denver, CO 80202
(f)Attn: General Counsel
(g)Email: Bwadman@inspirato.com
(h)If to the Holder or Capital One:
(i)Oakstone Ventures, Inc. (Capital One)
(j)1680 Capital One Drive
(k)McLean, Virginia 22102
(l)Attention: Nathan Krishnamurthy, MVP
(m)Email: nathan.krishnamurthy@capitalone.com with a copy to: george.stauffer@capitalone.com

(n)With copies to:
(o)
(p)Wachtell, Lipton, Rosen & Katz
(q)Attention: Scott Charles, Brandon Price
(r)51 West 52nd Street
(s)New York, NY 10019
(t)
(u)And
(v)
(w)Capital One, National Association
(x)Attn: Chief Counsel, Transactions
(y)M.S. 19050-1204
(z)1680 Capital One Drive
(aa)McLean VA 22102
(ab)This Termination Agreement and all related documents, including the exhibit attached hereto, and all matters arising out of or relating to this Termination Agreement, whether sounding in contract, tort, or statute, are governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York. The Parties hereby irrevocably submit to the exclusive jurisdiction of any court of the State of New York located in the borough of Manhattan of New York or the United States District Court for the Southern District of the State of New York, any appellate courts from any thereof, for the purpose of any suit, action or other proceeding arising out of or relating to this Termination Agreement. The Parties waive any right to a trial by jury in connection with any such suit, action, or other proceeding.
(ac)This Termination Agreement and each of the terms and provisions hereof may only be amended, modified, waived, or supplemented by an agreement in writing signed by each Party.
(ad)No Party may assign, transfer, or delegate any or all of its rights or obligations under this Termination Agreement without the prior written consent of the other Parties. No assignment will relieve the assigning Party of any of its obligations hereunder. Any attempted assignment, transfer, or other conveyance in violation of the foregoing will be null and void. This Termination Agreement will inure to the benefit of and be binding upon each of the Parties and each of their respective permitted successors and permitted assigns.
(ae)The Parties drafted this Termination Agreement without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
(af)If any term or provision of this Termination Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Termination Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon any determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Termination Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
(ag)Each of the Parties shall, from time to time at the request of another Party, shall provide to such other Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary to carry out the provisions of this Termination Agreement and give effect to the transactions contemplated hereby.
(ah)Each Party acknowledges and agrees that (i) a breach or threatened breach by such Party of any of its obligations under this Termination Agreement would give rise to irreparable harm to the other Parties for which monetary damages would not be an adequate remedy and (ii) in the event of a breach or a threatened breach by such Party of any such obligations, the other Parties will, in addition to any and all other rights and remedies that may be available to such party at law, in equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that it shall not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 6(h).
(ai)This Termination Agreement constitutes the sole and entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.
(aj)Each Party shall pay its own costs and expenses in connection with the drafting, negotiation, and execution of this Termination Agreement (including the fees and expenses of its advisors, accountants, and legal counsel).
(ak)This Termination Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Termination Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Termination Agreement.
8.Termination. This Termination Agreement shall automatically terminate without further action by any of the Parties upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the “Outside Date” (as that term is defined in the Merger Agreement, but in no event later than December 15, 2025), if the Merger has not occurred by such date, and shall have no further force or effect as of such time; provided, however, that (a) the provisions of Section 5 shall survive any such termination and (b) such termination shall not excuse any breach of this Termination Agreement that occurred prior to such termination.

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the date first written above.

INSPIRATO INCORPORATED
By_____________________ Name: Title:
INSPIRATO LLC

By______________________ Name: Title:

BEST OF 52, LLC
FARAWAY LAND, LLC
HIGH ROAD HOLDINGS, LLC
INSPIRATO REAL ESTATE SERVICES LLC
OCEAN CLIFF HOLDINGS, LLC
RFV RENTALS, LLC
SUNSHINE VILLAS, LLC
TORTUGA MARINA HOLDINGS LLC
BAYSIDE VILLAS, LLC
CENOTES HOLDINGS LLC
SKY PEAK HOLDINGS, LLC
PONTE FERRO, LLC
TURQUOISE HOLDINGS, LLC
PURE VIDA VILLAS, LLC
POINT BREAK HOLDINGS, LLC
ISLAND HOLDINGS, LLC

By Inspirato LLC, its Sole Member

By______________________
Name:
Title:

OAKSTONE VENTURES, INC.

By______________________
Name: Jaidev Shergill
Title: Managing Partner

CAPITAL ONE SERVICES, LLC

By______________________
Name: Matthew Knise
Title: Authorized Signatory

EXHIBIT A – FORM OF NON-DISCLOSURE AGREEMENT

SCHEDULE A – WIRE INSTRUCTIONS

Bank Name:  Capital One, National Association
Bank Address:  15000 Capital One Drive, Richmond, VA 23238
ABA Number:  065000090
Credit A/C Name:  Oakstone Ventures, Inc.
Credit A/C #:  2082721102
Credit A/C Address: 15000 Capital One Drive, Richmond, VA 23238
If Applicable:
FFC A/C Name: N/A
FFC A/C #: N/A
FFC A/C Address: N/A